                                                                    EXHIBIT 99.1

SPINROCKET.COM TO BE RENAMED CONNECTIVCORP

FORMS CONNECTIVHEALTH, NEW HEALTHCARE SUBSIDIARY

         NEW YORK, Aug. 23 /PRNewswire/ -- Spinrocket.com, Inc. (OTC Bulletin
Board: SRKT - NEWS) today announced that, effective September 11, 2000, it is changing its name to ConnectivCorp. The Company also announced the formation of ConnectivHealth, a new wholly owned subsidiary concentrating in the healthcare field.

         The Company changed its name to ConnectivCorp to better reflect and describe the Company's current strategic direction. The Company's business model is to facilitate the online connection between aggregated, targeted, profiled consumers, and marketers desiring to reach those consumers. The Company thus will act as a middleman between consumers and marketers, matching them on a fully opted-in, individualized basis. The Company believes that its connectivity services are applicable to various industries, including healthcare, music, film, education and online games.

         As the initial focus for its connectivity model, the Company has selected the healthcare field and has established ConnectivHealth as its entry into that market.

         "Since the closing of our business combination between CDBeat and Cakewalk LLC in November 1999, the Company has carefully and painstakingly formulated, developed and evolved its business model with the help of various outside consultants," said Robert Miller, President and CEO. "Our objective was to determine the best direction for the Company given its background, resources and capabilities. We began by focusing on the entertainment business, given the original orientation of CDBeat's software and Cakewalk's content. However, we soon realized that the Company's connectivity capabilities would be applicable to several additional industries. After much further consideration, the Company determined that the healthcare field presents the best initial opportunity for the Company to implement its connectivity concept. Eventually, the Company plans to extend its connectivity services into other industries."

         Speaking about ConnectivHealth, Mr. Miller stated: "For consumers, patients and caregivers, ConnectivHealth will offer tailored healthcare options, solutions and referrals that can be of personal benefit. For pharmaceutical companies, insurers, HMOs and other healthcare marketers, ConnectivHealth will facilitate their ability to communicate directly with particular consumers, patients and caregivers regarding matters such as new drug treatments and therapies, compliance issues and opportunities to participate in clinical trial research studies."

         The Company's name change will become effective following expiration of a statutory SEC notice period, which is scheduled to occur on September 11, 2000. At that time, the Company also plans to change its stock symbol.

         Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.

This press release may contain forward-looking statements relating to future performance, technology and product development that may impact future results and the future viability of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of various risk factors. More information about factors that potentially could affect ConnectivCorp's financial results is included in Spinrocket's filings with the Securities and Exchange Commission.